MERGER AGREEMENT

          This Merger Agreement is executed as of this 18th day of July, 1995.


                                   WITNESSETH:

         WHEREAS, the Board of Directors of each of the undersigned corporations has adopted the Plan of Merger of FiberCore Incorporated, a Nevada corporation, into Venturecap, Inc., a Nevada corporation, attached as Annex 1 (the "Plan"); and

         NOW, THEREFORE, the undersigned corporations hereby agree that the Plan and the merger contemplated thereby, shall be consummated as provided by the Plan, unless terminated pursuant to the Plan prior to the filing of Articles of Merger, and further agree that following consummation of the merger, this instrument and Annex 1 hereto shall constitute the complete executed Plan of Merger referred to in Nevada Revised Statutes 78.451 et seq.

         IN WITNESS WHEREOF, Venturecap and FiberCore have caused this Agreement to be duly executed as of the date first written above.



                                            VENTURECAP, INC.


                                            By: /s/ James R. Glavas
                                                --------------------------
                                            Name: James R. Glavas
                                                 -------------------------
                                            Title:
                                                  ------------------------

                                            FIBERCORE INCORPORATED


                                            By: /s/ Mohd Aslami
                                               --------------------------
                                            Name:  Mohd Aslami
                                                 ------------------------
                                            Title: President

                                     ANNEX 1

                                 PLAN OF MERGER


         Pursuant to the provisions of Nevada Revised Statutes ("NRS") 78.451, et seq., the following sets forth a plan of merger of FiberCore Incorporated, a Nevada corporation (the "Constituent Corporation"), into Venturecap, Inc., a Nevada corporation (the "Surviving Corporation," or "Venturecap"):

         a. If this plan of merger is adopted by the stockholders of the parties in accordance with the laws of the State of Nevada and not terminated or abandoned as hereinafter provided, the merger of the Constituent Corporation into the Surviving Corporation shall become effective upon the filing of Articles of Merger in the office of the Secretary of State of Nevada pursuant to the provisions of NRS 78.458, or at such later time as may be set forth in the Articles of Merger (the "Effective Time of the Merger").

         b. At the Effective Time of the Merger, the separate existence of the Constituent Corporation shall cease, and the Surviving Corporation shall possess all rights, privileges and powers, and be subject to all restrictions, disabilities and duties of the Constituent Corporation.

         c. At the Effective Time of the Merger, the title to all real estate and other property, real and personal, owned by the Constituent Corporation and all debts due to the Constituent Corporation shall be vested in the Surviving Corporation without reversion or impairment.

         d. At the Effective Time of the Merger, the Surviving Corporation shall have all of the debts, liabilities and duties of the Constituent Corporation, but all rights of creditors and all liens upon any property of the Constituent Corporation shall be preserved unimpaired.

         e. Any proceeding pending against the Constituent Corporation may be continued as if the merger had not occurred or the Surviving Corporation may be substituted in the proceeding for the Constituent Corporation.

         f. The Articles of Incorporation of the Surviving Corporation shall remain in full force and effect as the Articles of Incorporation of the Surviving Corporation, and will be amended at the Effective Time of the Merger, as follows:

         Article I of the Articles of Incorporation is deleted in its entirety and replaced by the following:

         The Name of the Corporation is FiberCore, Inc.

         g. The Bylaws of the Surviving Corporation shall remain in full force and effect as the Bylaws of the Surviving Corporation following the Effective Time of the Merger, without amendment, until altered, amended or repealed as provided therein.

         h. The officers and directors of FiberCore Incorporated on the Effective Time of the Merger, to wit:


          Name                              Position
Mohd A. Aslami             Director and Chief Executive Officer
Gregory A. Perry           Director and Vice President of Sales
                                and Marketing
Charles DeLuca             Director and Secretary
Hans Moeller               Director
Zaid Siddig                Director
John Ramsey                Director
Steven Phillips            Director

shall be the officers and directors of the Surviving Corporation following the Effective Time of the Merger until respective successors are appointed or elected and qualified.

         i.  Each   outstanding   share  of  common  stock  of  the  Constituent
Corporation   shall  be  converted  into  3.6713070   shares  of  the  Surviving
Corporation.

         j. The manner of converting the outstanding shares of the capital stock of the Constituent Corporation into the shares or other securities of the shall be as follows:

                  (1) Each share of common stock of Venturecap, Inc., which shall be issued and outstanding at the Effective Time of the Merger shall remain issued and outstanding.

                  (2) Other than shares of common stock of the Constituent Corporation owned by the Constituent Corporation or shares of common stock of the Constituent Corporation owned directly or indirectly by Venturecap, which shall be cancelled, the shares of common stock of the Constituent Corporation which shall be outstanding at the Effective Time of the Merger and all rights in respect thereof, shall forthwith be changed and converted into 3.6713070 shares of common stock of the Surviving Corporation.

                  (3) After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of common stock of the Constituent Corporation shall surrender the same to the Surviving Corporation and each such holder shall be entitled upon such surrender to receive the number of shares of common stock of the basis provided herein. Until so surrendered, the outstanding shares of the stock of the Constituent Corporation to be converted into the stock of as provided herein, may be treated by the Surviving Corporation for all corporate purposes as evidencing the ownership of shares of the Surviving Corporation as though said surrender and exchange had taken place. After the Effective Time of the Merger, each registered owner of any uncertified shares of common stock of the Constituent Corporation shall have said shares canceled and said registered owner shall be entitled to such number of common shares of the Surviving Corporation as are provided for herein.

         k. Anything herein or elsewhere to the contrary notwithstanding, the merger may be abandoned by the Board of Directors of either corporation, in the sole discretion of any such Board and without further action by stockholders, at any time prior to the Effective Time of the Merger, subject to the provisions of the Agreement and Plan of Reorganization between Venturecap and FiberCore.

         l. Any officer of the Surviving Corporation is authorized to execute and deliver such other and further instruments and documents as may be necessary to effectuate this plan of merger in accordance with its terms.

         m. The shares to be issued in the merger will not be registered under the Securities Act of 1933, as amended, or under any state securities laws.

         n. The Surviving Corporation shall in no event be required to consummate the merger unless the Surviving Corporation in its sole discretion shall have determined that issuance of shares in the merger is exempt from the registration requirements of the Securities Act of 1933, as amended, and that such shares may be lawfully issued without registration under the provisions of any state securities law.

                               ARTICLES OF MERGER

                                       OF

                             FiberCore Incorporated,

                              a Nevada Corporation

                                      Into

                                Venturecap, Inc.,

                              a Nevada Corporation


         THE UNDERSIGNED, as the President and the Secretary of Venturecap, Inc., a Nevada corporation (the "Surviving Corporation"), as and for the purpose of complying with the provisions of Nevada Revised Statutes ("NRS") Sections
78.451 et seq., and in order to effectuate the merger of FiberCore Incorporated, a Nevada Corporation into Venturecap, Inc., a Nevada Corporation, hereby certifies as follows:

         1. The name of the Constituent Corporation is FiberCore Incorporated and its place of incorporation was the State of Nevada. The name of the Surviving Corporation is Venturecap, Inc. and its place of incorporation was also the State of Nevada.

         2. A plan of merger has been adopted by the Board of Directors of each corporation that is a party to this merger.

         3. The plan of merger was submitted by the Board of Directors of the Surviving Corporation to its stockholders pursuant to the Nevada Revised Statutes. Of the 955,451 outstanding shares of Venturecap common stock, par value, $.001 per share at the time of the vote, all were entitled to vote on the plan of merger, 765,550 were represented at the shareholders meeting, 765,550 shares were voted in favor of the plan of merger and 0 shares were voted against the plan and the number of votes cast in favor of the plan was sufficient for approval of the plan of merger.

         4. The plan of merger was submitted by the Board of Directors of the Constituent Corporation to its stockholders pursuant to the

Nevada Revised Statutes. Of the 6,605,277 outstanding shares of FiberCore common stock, par value, $.01 per share, holders representing 5,333,334 shares agreed to the plan of merger by written consent, and the consent of such stockholders was sufficient for approval.



         4. The Articles of Incorporation of the Surviving Corporation are hereby amended as follows:

                  Article I of the Articles of Incorporation is deleted in its entirety and replaced by the following:

         The Name of the Corporation is FiberCore, Inc.

         5. A complete executed plan of merger is on file at the office of the registered agent of the Surviving Corporation which is hereby changed to be:

                  Corporation Trust Company
                  One East 1st Street, Suite 1600
                  Reno, Nevada  89501

                  Formerly the registered agent was:

                  Broadmoor Associates, Inc.
                  3916 Orville Circle
                  Las Vegas, Nevada  89108

         6. A copy of the plan of merger will be furnished by the Surviving Corporation on request and without any cost to any stockholder of any corporation which is a party to this merger.

         7. The effective date of this merger is the date upon which these Articles of Merger are filed in the Office of the Secretary of State of the State of Nevada.

         IN WITNESS WHEREOF, we have set forth our hands as of the        day of
1995.


                                               VENTURECAP, INC.


                                               By
                                                  ----------------------------
                                               Name:
                                               Title: President


                                               By
                                                  ----------------------------
                                               Name:
                                               Title: Secretary


                                              FIBERCORE INCORPORATED


                                              By
                                                  ----------------------------
                                              Name:
                                              Title: President


                                              By
                                                  ----------------------------
                                              Name:
                                              Title: Secretary

                                    EXHIBIT D

                       DIRECTORS OF SURVIVING CORPORATION

Mohd A. Aslami
Gregory A. Perry
Charles DeLuca
Hans Moeller
Zaid Siddig
John Ramsey
Steven Phillips

                                    Exhibit E

                        OFFICERS OF SURVIVING CORPORATION

Mohd A. Aslami             Chief Executive Officer
Gregory A. Perry           Vice President of Sales and Marketing
Charles DeLuca             Secretary

                                    EXHIBIT F








                                  July __, 1995



FiberCore Incorporated
P.O. Box 206
174 Charlton Road
Sturbridge, Massachusetts  01566

Gentlemen:

         We have acted as counsel to Venturecap, Inc., a Nevada corporation ("Venturecap"), in connection with their execution and delivery of the (i) Agreement and Plan of Reorganization (the "Agreement and Plan") among Venturecap and FiberCore Incorporated, a Nevada corporation ("FiberCore") and (ii) the Merger Agreement among FiberCore and Venturecap (the "Merger Agreement"), each dated as of July __, 1995 (the Agreement and Plan and the Merger Agreement are sometimes hereinafter referred to collectively as the "Merger Agreements"). This opinion is given pursuant to Section 8.3(c) of the Agreement and Plan. Capitalized terms used but not defined herein have the meanings ascribed to such terms respectively in the Agreement and Plan.

         In  connection  with  this  opinion,  we  have  examined:   the  Merger
Agreements and certain originals or copies of corporate records of Venturecap.

         For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and that the information in the certificates, representations, and statements referred to above remains true and complete as of the date hereof.

         Based  upon  and  subject  to  the   foregoing,   and  subject  to  the
qualifications and exceptions hereinafter set forth, we are of the opinion as of this date that:

         a. Venturecap is duly organized and validly existing corporations in good standing under the laws of the State Nevada has the corporate power and authority to own its properties and conduct its businesses as presently conducted. Venturecap has full corporate power and authority to enter into the Merger Agreements and to consummate the transactions contemplated thereby.

         b. The execution, delivery, and performance of the Merger Agreements by Venturecap have been duly authorized by all requisite corporate and shareholder action on the part of Venturecap. The Merger Agreements have been duly executed and delivered by Venturecap and constitute legal, valid, and binding obligations on the part of Venturecap.

         c. The execution and delivery of the Merger Agreements and the consummation of the Merger do not violate or conflict with the Certificate of Incorporation or Bylaws of Venturecap.

         d. Upon and following the Effective Time of the Merger, the shares of Venturecap to be issued in the Merger will be duly authorized, validly issued, fully paid and non-assessable outstanding shares of Venturecap Common.

         e. The Articles of Merger, when filed with the Nevada Secretary of State will be effective to consummate the merger between Venturecap and FiberCore.

         In addition, I declare that as of the date hereof, neither myself nor my firm is owed any funds (including disbursements) by Venturecap, including but not limited to funds owed for work related to this merger.


                                                              Very truly yours,

                                    EXHIBIT G

                               Principal's Letter
                               ------------------


                                                                     July , 1995

FiberCore Incorporated
P.O. Box 206
174 Charlton Road
Sturbridge, Massachusetts  01566

Ladies and Gentlemen:

         In consideration of the merger of FiberCore Incorporated ("FiberCore"), into Venturecap, Inc. ("Venturecap"), of which I am a shareholder, in my individual capacity, and not in my capacity as a director or officer of Venturecap, I agree represent, warrant and covenant as follows:

         (i) I will indemnify, pay the defense costs of and hold FiberCore and if the merger is consummated, the corporation surviving the merger (the "Surviving Corporation") and its affiliates (the "Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys, fees and expenses (collectively "Damages"), imposed upon or incurred by FiberCore or the Surviving Corporation by reason of or resulting from:

               (a) any inaccuracy or breach of any representation, warranty or covenant or failure of any condition or lack of compliance with any term of the Agreement by Venturecap contained in or made pursuant to the Agreement and Plan of Reorganization (the "Agreement") and the Merger Agreement (the "Merger Agreement"), or

               (b) any inaccuracy or misrepresentation in any certificate or any Venturecap Schedule delivered by Venturecap pursuant to the Agreement, or

               (c) any breach by me of this letter.

         (ii) I will pay each Indemnitee the amount which would be required to put such Indemnitee in the position that it would have been in had any breach (including any inaccuracy of any representation or warranty, failure of any term or condition, or lack of compliance with any term of the agreement) not occurred.

         (iii) I will not seek contribution or indemnification or any other recourse for my obligations hereunder from Venturecap or the Surviving Corporation, or any of their officers or directors, or any other entity, if such contribution or indemnification would or could cause any payments to be made by Venturecap or the Surviving Corporation, either directly or indirectly.

         (iv)  Any notice may be sent to me at the address listed above.

         (v) I represent that I own 80,000 shares of Venturecap common stock and
that  I  acquired  my  shares  in  Venturecap  in  a  transaction   exempt  from
registration under the Securities Act of 1933, as amended.

         (vi) This letter will be governed by the laws of the State of New York and any dispute relating thereto shall be adjudicated in the courts of the state of New York or in the federal courts located in such jurisdiction, and I hereby submit to the jurisdiction of such courts.

         (vii) I acknowledge that any Indemnitee may seek recourse against me, independent of any other recourse he may have, provided that no Indemnitee shall be entitled to more than a single recovery.

         (viii) In executing this letter agreement, I am not relying on any other shareholder executing a similar agreement.

         (ix) This indemnification shall remain in full force and effect notwithstanding any waivers by any entity.

         (x) In executing this letter, I am not relying on any statement by FiberCore with respect to its financial condition or otherwise contained in the Agreement.

                                                  Very truly yours,



                                                  By
                                                     --------------------------
                                                     James R. Glavas

                                    EXHIBIT H

                          CERTIFICATE OF DUANE MIDGLEY

         I hereby certify that as of the date hereof, there are no amounts owing from Venturecap, Inc. to me or my firm, and all such amounts have been paid in full.




                                                     ---------------------------
                                                     Duane Midgley

                                  Schedule 3.2

                           Warrants, Options and Other
                    Outstanding Convertible Equity Securities
                    -----------------------------------------

         $5,000,000 convertible debt plus interest accumulatuing at a rate of LIBOR plus one percent may be converted into common stock of FiberCore through April 17, 2005. For the first five years the conversion price is $4.25 per share; thereafter the conversion price is equal to the price per share paid by a third party investor in the private sale of common stock by FiberCore immediately prior to such conversion.

         95,000 employee stock options are outstanding and 305,000 additional options are available for issuance.

         425,000 options may be issued to a new chief operating officer.

         Pursuant to a Letter of Intent dated May 15, 1995 between FiberCore and Automated Light Technologies, Inc. ("ALT"), ALT will merge into FiberCore or a subsidiary thereof and FiberCore will issue a 2.4 million shares of common stock of FiberCore to ALT shareholders.

         Additional warrants exercisable into 150,000 shares of FiberCore Capital Stock are due to be issued to Middle Eastern Specialized Cable Company ("MESC"), upon signing of certain agreements.

         65,000 shares of FiberCore Capital Stock are due to be issued to MESC upon the exercise of the warrants listed in the above paragraph.

         An additional 185,000 shares of FiberCore Capital Stock are to be issued to MESC upon the signing of certain agreements.

         100,000 shares of FiberCore Capital Stock are currently being held in escrow for MESC pending certain approvals and the signing of certain documents.

         An additional 223,625 warrants are outstanding (subject to adjustment)

         Additional warrants may be due the Armand Group in an amount dependent on the number of the Company's securities placed by them, in a contemplated private placement.

         All warrants and options reflect pre-dilution numbers. Such dilution may have occurred from issuance of other warrants, options or sales of stock. In addition, the terms of this agreement may further dilute options and warrants.